Exhibit 1.1
EXECUTION VERSION
Mercer International Inc.
$300,000,000
9.500% Senior Notes due 2017
PURCHASE AGREEMENT
dated November 10, 2010
RBC Capital Markets, LLC
Credit Suisse Securities (USA) LLC

PURCHASE AGREEMENT
November 10, 2010
RBC Capital Markets, LLC
Three World Financial Center
200 Vesey Street, 9th Floor
New York, New York 10281
Credit Suisse Securities (USA) LLC
Eleven Madison Avenue
New York, New York 10010
As Representatives of the several Initial
Purchasers listed in Schedule A hereto
Ladies and Gentlemen:
Introductory. Mercer International Inc., a Washington corporation (the “Company”), on the terms and subject to the condition set forth herein, proposes to issue and sell to the several initial purchasers named in Schedule A hereto (the “Initial Purchasers”), acting severally and not jointly, the respective amounts set forth in such Schedule A of $300,000,000 aggregate principal amount of the Company’s 9.500% Senior Notes due 2017 (the “Notes”). RBC Capital Markets, LLC and Credit Suisse Securities (USA) LLC have agreed to act as representatives of the several Initial Purchasers (in such capacity, the “Representatives”) in connection with the offering and sale of the Notes.
As the Representatives, you have represented to the Company that: (a) you are authorized to enter into this Agreement on behalf of the Initial Purchasers; and (b) the Initial Purchasers are willing, acting severally and not jointly, to purchase the aggregate principal amount of Notes set forth opposite their respective names in Schedule A hereto.
The Notes will be issued pursuant to an indenture, to be dated as of November 17, 2010 (the “Indenture”), between the Company and Wells Fargo, National Association, as trustee (the “Trustee”). Notes issued in book-entry form will be issued in the name of Cede & Co., as nominee of The Depository Trust Company (the “Depositary”).
The holders of the Notes will be entitled to the benefits of a registration rights agreement, to be dated as of November 17, 2010 (the “Registration Rights Agreement”), between the Company and the Representatives, pursuant to which the Company will agree to file with the Securities and Exchange Commission (the “Commission”) a registration statement under the Securities Act of 1933 (as amended, the “Securities Act,” which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder), relating to an offer (the “Exchange Offer”) to exchange another series of debt securities of the Company with terms substantially identical to the Notes except for provisions relating to the transfer restrictions and payment of “Special Interest” (the “Exchange Notes”) and to have it declared effective by the Commission on or prior to 180 days after the Closing Date, and, to the extent required by the Registration Rights Agreement, a shelf registration statement pursuant to Rule 415 of the Securities Act relating to the resale by certain holders of the Notes.

The Company understands that the Initial Purchasers propose to make an offering of the Notes on the terms and in the manner set forth herein and in the Pricing Disclosure Package (as defined below) and the Final Offering Memorandum (as defined below) and agrees that the Initial Purchasers may resell, subject to the conditions set forth herein, all or a portion of the Notes to purchasers (the “Subsequent Purchasers”) at any time after the date of this Agreement. The “Applicable Time” means 5:10 p.m. (New York City time) on November 10, 2010, which is the time of the first sale of the Notes by the Initial Purchasers to the Subsequent Purchasers. The Notes are to be offered and sold to or through the Initial Purchasers without being registered with the Commission under the Securities Act, in reliance upon exemptions therefrom. The terms of the Notes and the Indenture will require that investors that acquire Notes expressly agree that Notes may only be resold or otherwise transferred, after the date hereof, if such Notes are registered for sale under the Securities Act or if an exemption from the registration requirements of the Securities Act is available (including the exemptions afforded by Rule 144A (“Rule 144A”) or Regulation S (“Regulation S”) thereunder).
As used herein, the term “Operative Documents” refers to this Agreement, the Notes, the Registration Rights Agreement and the Indenture.
The Company has prepared and delivered to each Initial Purchaser copies of a preliminary offering memorandum, dated November 4, 2010 (the “Preliminary Offering Memorandum”), and has prepared and delivered to each Initial Purchaser copies of a pricing supplement, dated November 10, 2010 (in the form attached hereto as Exhibit A, the “Pricing Supplement”), describing the terms of the Notes, each for use by such Initial Purchaser in connection with its solicitation of offers to purchase the Notes. The Preliminary Offering Memorandum and the Pricing Supplement are herein referred to as the “Pricing Disclosure Package.” Promptly after the Applicable Time, the Company will prepare and deliver to each Initial Purchaser a final offering memorandum dated the date hereof (the “Final Offering Memorandum”). All references herein to the terms “Pricing Disclosure Package” and “Final Offering Memorandum” shall be deemed to mean and include all information filed under the Securities Exchange Act of 1934 (as amended, the “Exchange Act,” which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder) prior to the Applicable Time and incorporated by reference in the Pricing Disclosure Package (including the Preliminary Offering Memorandum) or the Final Offering Memorandum (as the case may be), and all references herein to the terms “amend,” “amendment” or “supplement” with respect to the Final Offering Memorandum shall be deemed to mean and include all information filed under the Exchange Act after the Applicable Time and incorporated by reference in the Final Offering Memorandum.

The Company hereby confirms its agreements with the Initial Purchasers as follows:
SECTION 1. Representations and Warranties. The Company hereby represents, warrants and covenants to each Initial Purchaser as follows:
(a) No Registration Required. Subject to compliance by the Initial Purchasers with the representations and warranties set forth in Section 2 hereof and with the procedures set forth in Section 7 hereof, it is not necessary in connection with the offer, sale and delivery of the Notes to the Initial Purchasers and to each Subsequent Purchaser in the manner contemplated by this Agreement, the Pricing Disclosure Package and the Final Offering Memorandum to register under the Securities Act the offer and sale of the Notes hereunder or the initial resale of Notes to Subsequent Purchasers or, until such time as the Exchange Notes are issued pursuant to an effective registration statement, to qualify the Indenture under the Trust Indenture Act of 1939 (the “Trust Indenture Act,” which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder).
(b) No Integration of Offerings or General Solicitation. Neither the Company nor any of its affiliates (as such term is defined in Rule 501 under the Securities Act (each, an “Affiliate”)) has, directly or indirectly, solicited any offer to buy or offered to sell, and will not, directly or indirectly, solicit any offer to buy or offer to sell, in the United States or to any United States citizen or resident, any security which is or would be integrated with the sale of the Notes in a manner that would require the Notes to be registered under the Securities Act. Neither the Company nor any of its Affiliates, or any person acting on its or any of their behalf (other than the Initial Purchasers, as to whom neither the Company nor any of its Affiliates makes any representation or warranty) has engaged or will engage, in connection with the offering of the Notes, in any form of general solicitation or general advertising within the meaning of Rule 502 under the Securities Act. With respect to those Notes sold in reliance upon Regulation S, (i) neither the Company nor any of its Affiliates or any person acting on its or their behalf (other than the Initial Purchasers, as to whom neither the Company nor any of its Affiliates makes any representation or warranty) has engaged or will engage in any directed selling efforts within the meaning of Regulation S and (ii) each of the Company and its Affiliates and any person acting on its or their behalf (other than the Initial Purchasers, as to whom neither the Company nor any of its Affiliates makes any representation or warranty) has complied and will comply with the offering restrictions set forth in Regulation S and, in connection therewith, the Pricing Disclosure Package and the Final Offering Memorandum will contain the disclosure required by Rule 902 of the Securities Act, and (iii) the sale of the Notes pursuant to Regulation S is not part of a plan or scheme to evade the registration requirements of the Securities Act.
(c) Eligibility for Resale under Rule 144A. The Notes are eligible for resale pursuant to Rule 144A and will not be, at the Closing Date, of the same class as Notes listed on a national securities exchange registered under Section 6 of the Exchange Act, or quoted in a U.S. automated interdealer quotation system.

(d) The Pricing Disclosure Package and the Final Offering Memorandum. Neither the Pricing Disclosure Package, as of the Applicable Time, nor the Final Offering Memorandum, as of its date or (as amended or supplemented in accordance with Section 3(a), as applicable) as of the Closing Date, contains or will contain an untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that this representation, warranty and agreement shall not apply to statements in or omissions from the Pricing Disclosure Package, the Final Offering Memorandum or any amendment or supplement thereto made in reliance upon and in conformity with information furnished to the Company in writing by any Initial Purchaser through the Representatives expressly for use in the Pricing Disclosure Package, the Final Offering Memorandum or any amendment or supplement thereto, as the case may be. The Pricing Disclosure Package contains, and the Final Offering Memorandum will comply with the information requirements of, Rule 144A(d)(4). None of the Company or any of its Affiliates has distributed or will distribute, prior to the later of the Closing Date and the completion of the Initial Purchasers’ distribution of the Notes, any offering material in connection with the offering and sale of the Notes other than the Pricing Disclosure Package and the Final Offering Memorandum or any amendment or supplement thereto in accordance with Section 3(a).
(e) Company Additional Written Communications. The Company has not prepared, made, used, authorized, approved or distributed or will prepare, make, use, authorize, approve or distribute any written communication that constitutes an offer to sell or solicitation of an offer to buy the Notes (each such communication by the Company or any of its agents and representatives (other than a communication referred to in clauses (i) and (ii) below) a “Company Additional Written Communication”) other than (i) the Pricing Disclosure Package, (ii) the Final Offering Memorandum, and (iii) any electronic road show or other written communications, in each case used in accordance with Section 3(a). Each such Company Additional Written Communication, when taken together with the Pricing Disclosure Package, did not, and at the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that this representation, warranty and agreement shall not apply to statements in or omissions from each such Company Additional Written Communication made in reliance upon and in conformity with information furnished to the Company in writing by any Initial Purchaser through the Representatives expressly for use in any Company Additional Written Communication.
(f) Incorporated Documents. The documents incorporated by reference in each of the Pricing Disclosure Package and the Final Offering Memorandum, when they were filed with the Commission, conformed in all material respects to the requirements under the Exchange Act. Any further documents so filed and incorporated by reference in either the Pricing Disclosure Package or the Final Offering Memorandum or any further amendment or supplement thereto, when such documents are filed with the Commission, will conform in all material respects to the requirements under the Exchange Act.
(g) The Purchase Agreement. This Agreement has been duly authorized, executed and delivered by, and is a valid and binding agreement of, the Company, enforceable in accordance with its terms, except as rights to indemnification hereunder may be limited by applicable law and except as the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles including limitations and other restrictions on a party’s rights to specific performance and indemnification (the “Enforceability Exceptions”).

(h) The Registration Rights Agreement. At the Closing Date, the Registration Rights Agreement will be duly authorized, executed and delivered by, and will be a valid and binding agreement of, the Company, enforceable in accordance with its terms, except as the enforcement thereof may be limited by the Enforceability Exceptions and except as rights to indemnification under the Registration Rights Agreement may be limited by applicable law.
(i) Authorization of the Notes and the Exchange Notes. The Notes to be purchased by the Initial Purchasers from the Company are in the form contemplated by the Indenture, have been duly authorized for issuance and sale pursuant to this Agreement and the Indenture and, at the Closing Date, will have been duly executed by the Company and, when authenticated in the manner provided for in the Indenture and delivered against payment of the purchase price therefor, will constitute valid and binding agreements of the Company, enforceable in accordance with their terms, except as the enforcement thereof may be limited by the Enforceability Exceptions and will be entitled to the benefits of the Indenture.
(j) Authorization of the Indenture. The Indenture has been duly authorized by the Company and, at the Closing Date, will have been duly executed and delivered by the Company and will constitute a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by the Enforceability Exceptions.
(k) Description of the Operative Documents. The Operative Documents will conform in all material respects to the respective statements relating thereto contained in the Pricing Disclosure Package and the Final Offering Memorandum, as applicable.
(l) No Material Adverse Change. Except as otherwise disclosed in the Pricing Disclosure Package and the Final Offering Memorandum, subsequent to the respective dates as of which information is given in the Pricing Disclosure Package: (i) there has been no material adverse change or any development involving a prospective material adverse change in the business, properties, operations, condition (financial or otherwise) earnings or results of operations of the Company and its restricted subsidiaries as defined under the Indenture (each a “Restricted Subsidiary” and, together with the Company, the “Restricted Group”) taken as whole (any such change is called a “Material Adverse Change”), (ii) the Restricted Group (taken as a whole) has not incurred or undertaken any material liabilities or obligations, direct or contingent, or entered into any material transactions, or (iii) the Company has not declared or paid any dividends or made any distribution of any kind with respect to its capital stock and, except as described in Pricing Disclosure Package and the Final Offering Memorandum, there has not been any change in the capital stock, or any material change in the short-term or long-term debt, or any issuance of options, warrants, convertible securities or other rights to purchase the capital stock, of the Restricted Group, other than pursuant to existing executive stock compensation plans of the Company in the normal course of business generally consistent with past practices.

(m) Independent Accountants. PricewaterhouseCoopers LLP, which has expressed its opinion with respect to the financial statements (which term as used in this Agreement includes the related notes thereto) and supporting schedules filed with the Commission included or incorporated by reference in the Pricing Disclosure Package and the Final Offering Memorandum, is an independent registered public accounting firm with respect to the Company and independent public or certified public accountants, within the meaning of Regulation S-X under the Securities Act and the Exchange Act. Deloitte & Touche LLP, which has previously audited certain financial statements and supporting schedules filed with the Commission included or incorporated by reference in the Pricing Disclosure Package and the Final Offering Memorandum, is, to the knowledge of the Company, an independent registered public accounting firm with respect to the Company within the meaning of the Securities Act and the Exchange Act.
(n) Preparation of the Financial Statements. The historical financial statements, together with the related schedules and notes, included or incorporated by reference in the Pricing Disclosure Package and the Final Offering Memorandum present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of and at the dates indicated and the results of their operations and cash flows for the periods specified. Such financial statements and supporting schedules comply as to form with the applicable accounting requirements under the Securities Act and have been prepared in conformity with generally accepted accounting principles, as applied in the United States, applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto. The financial data set forth or incorporated by reference in the Pricing Disclosure Package and the Final Offering Memorandum under the captions “Summary — Summary Financial and Operating Information for the Restricted Group,” “Selected Historical Financial Information for the Restricted Group,” “Selected Historical Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in the Pricing Disclosure Package and the Final Offering Memorandum fairly present, in all material respects, the information set forth therein on a basis consistent with that of the audited financial statements contained in the Pricing Disclosure Package and the Final Offering Memorandum.
(o) Incorporation and Good Standing of the Company. The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Washington with corporate power and authority to own its properties and conduct its business in all material respects as described in the Pricing Disclosure Package and the Final Offering Memorandum; and the Company is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the character or location of its properties (owned, leased or licensed) or the nature or conduct of its business makes such qualification necessary, except for those failures to be so qualified or in good standing which will not result in a Material Adverse Change.
(p) Incorporation and Good Standing of Subsidiaries. Each subsidiary of the Company has been duly incorporated or organized and is an existing corporation, partnership or limited partnership in good standing under the laws of the jurisdiction of its incorporation or organization, with power and authority (corporate and other) to own its properties and conduct its business as described in the Pricing Disclosure Package and the Final Offering Memorandum; and each significant subsidiary (as that term is defined in Rule 1-02 of Regulation S-X, a “Significant Subsidiary” and collectively, the “Significant Subsidiaries”) of the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except in each case to the extent that the failure to be so qualified would not result in a Material Adverse Change; all of the issued and outstanding capital stock of each subsidiary of the Company has been duly authorized and validly issued and is fully paid and nonassessable; and the capital stock of each subsidiary owned by the Company, directly or through subsidiaries, is owned free from liens, encumbrances and defects, other than liens and encumbrances granted pursuant to the terms of the Stendal Loan Facility, the Rosenthal Loan Facilities and the Celgar Working Capital Facility (as such terms are defined in the Pricing Disclosure Package and the Final Offering Memorandum) (“Permitted Liens”).

(q) Capitalization and Other Capital Stock Matters. The authorized, issued and outstanding capital stock of the Company is as set forth in the Pricing Disclosure Package and the Final Offering Memorandum under the caption “Capitalization” (other than for subsequent issuances of capital stock, if any, pursuant to employee benefit plans as set forth or incorporated by reference in the Pricing Disclosure Package and the Final Offering Memorandum or upon exercise of outstanding options or warrants as set forth or incorporated by reference in the Pricing Disclosure Package and the Final Offering Memorandum). All of the outstanding shares of Common Stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable and have been issued in compliance with federal and state securities laws. None of the outstanding shares of Common Stock of the Company were issued in violation of any preemptive rights, rights of first refusal or other similar rights to subscribe for or purchase securities of the Company. There are no authorized or outstanding options, warrants, preemptive rights, rights of first refusal or other rights to purchase, or equity or debt securities convertible into or exchangeable or exercisable for, any capital stock of the Company or any of its subsidiaries other than those described in the Pricing Disclosure Package and the Final Offering Memorandum.
(r) Non-Contravention of Existing Instruments; No Further Authorizations or Approvals Required. Neither the Company nor any of its subsidiaries is in violation of its charter or by-laws or organization documents or in default (or, with the giving of notice or lapse of time, would be in default) (“Default”) under any indenture, mortgage, loan or credit agreement, note, contract, franchise, lease or other instrument to which the Company or any of its subsidiaries is a party or by which it or any of them may be bound, or to which any of the property or assets of the Company or any of its subsidiaries is subject (each, an “Existing Instrument”), except for such Defaults as would not, individually or in the aggregate, result in a Material Adverse Change. The Company’s execution, delivery and performance of the Operative Documents, and the issuance and delivery of the Notes or the Exchange Notes, and consummation of the transactions contemplated hereby and thereby and by the Pricing Disclosure Package and the Final Offering Memorandum (i) will not result in any violation of the provisions of the charter or by-laws or organization documents of the Company or any subsidiary, (ii) will not conflict with or constitute a breach of, or Default or a Debt Repayment Triggering Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, or require the consent of any other party to, any Existing Instrument, except for such conflicts, breaches, Defaults, liens, charges or encumbrances as would not, individually or in the aggregate, result in a Material Adverse Change, and (iii) will not result in any violation of any law, administrative regulation or administrative or court decree applicable to the Company or any Significant Subsidiary, except for such violations as would not, individually or in the aggregate, result in a

Material Adverse Change. No consent, approval, authorization or other order of, or registration or filing with, any court or other governmental or regulatory authority or agency, is required for the Company’s execution, delivery and performance of the Operative Documents, or the issuance and delivery of the Notes, or consummation of the transactions contemplated hereby and thereby and by the Pricing Disclosure Package and the Final Offering Memorandum, except (x) such as have been obtained or made by the Company as of the Closing Date and are in full force and effect under the Securities Act, applicable state securities or blue sky laws, and (y) such as may be required by federal and state securities laws with respect to the Company’s obligations under the Registration Rights Agreement. As used herein, a “Debt Repayment Triggering Event” means any event or condition which gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries.
(s) No Material Actions or Proceedings. Except as disclosed in the Pricing Disclosure Package and the Final Offering Memorandum, there is no legal or governmental proceeding to which the Company or any of its subsidiaries is a party, or of which any property of the Company or any of its subsidiaries is the subject which, singularly or in the aggregate, if determined adversely to the Company or any of its subsidiaries, would reasonably be expected to result in a Material Adverse Change or would materially and adversely affect the ability of the Company to perform its obligations under the Operative Documents, and to the knowledge of the Company, no such proceeding is threatened or contemplated by governmental authorities or threatened by others. No labor disturbance with the employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is imminent that would reasonably be expected to result in a Material Adverse Change. To the best of the Company’s knowledge, no labor disturbance has been threatened, by its employees that would reasonably be expected to result in a Material Adverse Change.
(t) Intellectual Property Rights. The Company and its Significant Subsidiaries own or possess sufficient trademarks, trade names, patent rights, copyrights, licenses, approvals, trade secrets and other similar rights (collectively, “Intellectual Property Rights”) reasonably necessary to conduct their businesses as now conducted; and the expected expiration of any of such Intellectual Property Rights, if not renewed or replaced, would not result in a Material Adverse Change. Neither the Company nor any of its Significant Subsidiaries has received any notice of infringement or conflict with asserted Intellectual Property Rights of others, which infringement or conflict, if the subject of an unfavorable decision, would result in a Material Adverse Change.
(u) All Necessary Permits, etc. Except as disclosed in the Pricing Disclosure Package and the Final Offering Memorandum, or as would not result in a Material Adverse Change, each of the Company and its Significant Subsidiaries (i) possesses all grants, subsidies, guarantees, consents, approvals and other authorizations from appropriate government agencies (“State Aid Grants”) and all permits, licenses, consents and other authorizations (collectively, the “Government Licenses”) issued by, and has made all filings with, the appropriate regulatory entities necessary to own, lease and operate its properties and to conduct businesses now operated by it, and (ii) all such Government Licenses are valid and in full force and effect. Except as disclosed in the Pricing Disclosure Package and the Final Offering Memorandum, or as would not result in a Material Adverse Change: (i) each of the Company and its subsidiaries is in compliance with the terms and conditions of all such Government Licenses; (ii) neither the Company nor any Significant Subsidiary has received any notice from any regulatory entity that allows, or after notice or lapse of time or both, would allow revocation, modification, suspension or termination of any Government License including any claim against the Company or any of the subsidiaries for repayment of any benefit received under State Aid Grants or would result in any other material impairment of the rights of the holder of any such Government License; and (iii) to the knowledge of the Company and its subsidiaries, no regulatory entity is considering limiting, suspending or revoking any Government License or is investigating any of them, other than ordinary course administrative and covenant compliance reviews.

(v) Title to Properties. The Company and its Significant Subsidiaries have good and marketable title in fee simple to all real property owned by the Company and its Significant Subsidiaries and have good and marketable title to all personal property owned by them, in each case free and clear of all liens, encumbrances and defects, and any real property and buildings held under lease by the Company or any of its Significant Subsidiaries are held by them under valid, subsisting and enforceable leases, except such as: (i) are described in the Pricing Disclosure Package and the Final Offering Memorandum; or (ii) would not singularly or in the aggregate result in a Material Adverse Change.
(w) Tax Law Compliance. Except as would not result in a Material Adverse Change, the Company and each of its subsidiaries have accurately prepared and timely filed all federal, state, foreign, provincial and other tax returns that are required to be filed by it and has paid or made provision for the payment of all taxes, assessments, governmental or other similar charges, including without limitation, all sales and use taxes and all taxes that the Company and each of its subsidiaries is obligated to withhold from amounts owing to employees, creditors and third parties, with respect to the periods covered by such tax returns (whether or not such amounts are shown as due on any tax return). Except as would not result in a Material Adverse Change, no deficiency assessment with respect to a proposed adjustment of the Company’s or any of its subsidiaries’ federal, state, foreign, provincial or other taxes is pending or, to the knowledge of the Company, threatened. There is no tax lien, whether imposed by any federal, state, foreign, provincial or other taxing authority, outstanding for amounts overdue against the assets, properties or business of the Company or any of its subsidiaries, other than as disclosed in the Pricing Disclosure Package and the Final Offering Memorandum.
(x) Company Not an “Investment Company.” The Company is not, or after receipt of payment for the Notes and the use of proceeds thereof as described in the Pricing Disclosure Package and the Final Offering Memorandum will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”).
(y) Insurance. Each of the Company and its Significant Subsidiaries are insured by recognized, financially sound institutions with policies in such amounts and with such deductibles and covering such risks as management has reasonably deemed adequate and customary for their businesses. The Company has no knowledge that it or any subsidiary will not be able (i) to renew its existing insurance coverage as and when such policies expire or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not result in a Material Adverse Change.

(z) No Price Stabilization or Manipulation. The Company has not taken or will not take, directly or indirectly, any action designed to or that might be reasonably expected to cause or result in stabilization or manipulation of the price of any security of the Company or any of its subsidiaries to facilitate the sale or resale of the Notes.
(aa) Solvency. The Company and its Restricted Subsidiaries, taken as a whole, are, and immediately after the Closing Date will be, Solvent. As used herein, the term “Solvent” means, with respect to the Company and its Restricted Subsidiaries, taken as a whole, on a particular date, that on such date (i) the fair market value of their consolidated assets is greater than the total amount of their liabilities, (ii) the fair salable value of their consolidated assets is greater than the amount that they will be required to pay the probable liabilities on their debts as they become absolute and matured, (iii) they are able to realize upon their assets and pay their debts and other liabilities, including contingent obligations, as they mature, and (iv) they do not have unreasonably small capital to carry on their businesses as conducted and as proposed to be conducted, as set forth in the Pricing Disclosure Package and the Final Offering Memorandum.
(bb) No Unlawful Contributions or Other Payments. Neither the Company nor any of its subsidiaries nor, to the best of the Company’s knowledge, any employee or agent of the Company or any subsidiary, has made any contribution or other payment to any official of, or candidate for, any federal, state or foreign office in violation of any law or of the character necessary to be disclosed in the Pricing Disclosure Package and the Final Offering Memorandum in order to make the statements therein not misleading.
(cc) Company’s Internal Control over Financial Reporting. Each of the Company and its subsidiaries makes and keeps accurate books and records and maintains a system of internal controls over financial reporting sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles as applied in the United States and to maintain accountability for assets; (iii) records are maintained in sufficient detail to accurately and fairly reflect the transactions and dispositions of the Company’s assets (iv) access to assets is permitted only in accordance with management’s general or specific authorization; and (v) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company is not aware of (a) any significant deficiency in the design or operation of internal control over financial reporting which could adversely affect the Company’s ability to record, process, summarize and report financial data or any material weaknesses in internal controls over financial reporting or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. There have been no changes in internal controls or, to the best of the Company’s knowledge, in other factors that could reasonably be expected to significantly affect internal controls since December 31, 2009.

(dd) Compliance with Environmental Laws. Except disclosed in the Pricing Disclosure Package and the Final Offering Memorandum or as would not, individually or in the aggregate, result in a Material Adverse Change: (i) neither the Company nor any of its subsidiaries is in violation of any federal, state, local or foreign law or regulation relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products (collectively, “Materials of Environmental Concern”), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern (collectively, “Environmental Laws”), which violation includes, but is not limited to, noncompliance with any permits or other governmental authorizations required for the operation of the business of the Company or its subsidiaries under applicable Environmental Laws, or noncompliance with the terms and conditions thereof, nor has the Company or any of its subsidiaries received any written communication, whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Company or any of its subsidiaries is in violation of any Environmental Law; (ii) there is no claim, action or cause of action filed with a court or governmental authority, no investigation with respect to which the Company has received written notice, and no written notice by any person or entity alleging potential liability for investigatory costs, cleanup costs, governmental responses costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties arising out of, based on or resulting from the presence, or release into the environment, of any Material of Environmental Concern at any location owned, leased or operated by the Company or any of its subsidiaries, now or in the past (collectively, “Environmental Claims”), pending or, to the best of the Company’s knowledge, threatened against the Company or any of its subsidiaries or any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has retained or assumed either contractually or by operation of law; and (iii) to the best of the Company’s knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that reasonably could result in a violation of any Environmental Law or form the basis of a potential Environmental Claim against the Company or any of its subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has retained or assumed either contractually or by operation of law, except for those past or present actions, activities, circumstances, conditions, events or incidents which did not nor would not, individually or in the aggregate, result in a Material Adverse Change.
(ee) ERISA Compliance. The Company does not maintain, contribute to, or have any obligation to contribute to, and has never maintained, contributed to or had any obligation to contribute to, any “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”)), which is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code of 1986.
(ff) Regulation S. The Company and its affiliates and all persons acting on its behalf (other than the Initial Purchasers, as to whom the Company makes no representation) have complied and will comply with the offering restrictions requirements of Regulation S in connection with the offering of the Notes outside the United States. The Company is a “reporting issuer,” as defined in Rule 902 under the Securities Act.

(gg) Sarbanes-Oxley Act. The Company is in compliance in all material respects with provisions of the Sarbanes-Oxley Act of 2002 that are applicable to it. The Company has adopted a written code of ethics that applies to its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. Since the adoption of its code of ethics, the Company has not made any amendment to or granted any waiver thereunder.
(hh) Disclosure Controls and Procedures. Except as disclosed in the Pricing Disclosure Package and the Final Offering Memorandum, the Company has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and regulations thereunder, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports. Without limiting the generality of the foregoing, except as disclosed in the Pricing Disclosure Package and the Final Offering Memorandum, the Company’s disclosure controls and procedures are effective to enable it to record, process, summarize, and report information required to be included in its filings with the Commission within the required time period, and to ensure that such information is accumulated and communicated to its management, including its Chief Executive Officer and Chief Financial Officer, to allow timely decisions regarding required disclosure.
(ii) Forward-Looking Statements. No forward-looking statement (within the meaning of Section 27A of the Act and Section 21E of the Exchange Act) or presentation of market-related or statistical data contained in either the Pricing Disclosure Package or the Final Offering Memorandum has been made or reaffirmed without a reasonable basis or has been disclosed in other than good faith.
(jj) Statistical and Market-Related Data. Any statistical and market-related data included in the Pricing Disclosure Package and the Final Offering Memorandum are based on or derived from sources that the Company reasonably believes to be reliable and accurate.
(kk) Foreign Corrupt Practices Act. None of the Company or any of its subsidiaries, nor, to the knowledge of the Company or any of its subsidiaries, any of their respective directors, officers, agents, employees, affiliates or other persons acting on behalf of the Company or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and the Company and each of its subsidiaries and, to the knowledge of the Company and each of its subsidiaries, their respective affiliates have conducted their businesses in compliance with the FCPA.

(ll) Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency to which the Company is subject (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company or any of its subsidiaries, threatened.
(mm) Related Parties. No relationship, direct or indirect, that would be required to be described under Item 404 of Regulation S-K if such Item were applicable, exists that is not described or incorporated by reference in the Pricing Disclosure Package and the Final Offering Memorandum.
(nn) OFAC. None of the Company or any of its subsidiaries, or, to the knowledge of any of the Company or any of its subsidiaries, any director, officer, agent, employee, affiliate or person acting on behalf of the Company or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.
(oo) Accuracy of Statements in Final Offering Memorandum. The statements included or incorporated by reference in each of the Pricing Disclosure Package and the Final Offering Memorandum under the headings “Summary—Summary Financial and Operating Information for the Restricted Group,” “Selected Historical Consolidated Financial Information for the Restricted Group,” “Selected Historical Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources of the Restricted Group,” “Description of Other Indebtedness,” and “Legal Proceedings,” insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are, in all material respects, accurate and fair summaries of such legal matters, agreements, documents or proceedings.
Any certificate signed by an officer of the Company and delivered to the Initial Purchasers or to counsel for the Initial Purchasers shall be deemed to be a representation and warranty by the Company to each Initial Purchaser as to the matters set forth therein.

SECTION 2. Purchase, Sale and Delivery of the Notes.
(a) The Notes. The Company agrees to issue and sell to the Initial Purchasers, severally and not jointly, all of the Notes upon the terms herein set forth. On the basis of the representations, warranties and agreements herein contained, and upon the terms but subject to the conditions herein set forth, the Initial Purchasers agree, severally and not jointly, to purchase from the Company the aggregate principal amount of Notes set forth on Schedule A, at a purchase price of 97.750% of the principal amount thereof, payable on the Closing Date.
(b) The Closing Date. Delivery of certificates for the Notes in definitive form Sangra Moller LLP, 1000 Cathedral Place, 925 West Georgia Street, Vancouver, British Columbia, Canada V6C 3L2 (or such other place as may be agreed to by the Company and the Representatives) at 9:00 a.m. New York City time, on November 17, 2010, or such other time and date as may be agreed to by the Representatives and the Company (the time and date of such closing are called the “Closing Date”).
(c) Delivery of the Notes. The Company shall deliver, or cause to be delivered, to the Representatives for the accounts of the several Initial Purchasers certificates for the Notes at the Closing Date against the irrevocable release of a wire transfer of immediately available funds for the amount of the purchase price therefor. The certificates for the Notes shall be in such denominations and registered in the name of Cede & Co., as nominee of the Depository, and shall be made available for inspection on the business day preceding the Closing Date at a location in New York City, as the Representatives may designate. Time shall be of the essence, and delivery at the time and place specified in this Agreement is a further condition to the obligations of the Initial Purchasers.
(d) Delivery of Offering Memorandum to the Initial Purchaser. Not later than the second business day following the date of this Agreement, the Company shall deliver or cause to be delivered copies of the Pricing Disclosure Package and the Final Offering Memorandum in such quantities and at such places as the Initial Purchasers shall reasonably request.
(e) Initial Purchasers as Qualified Institutional Buyers. Each Initial Purchaser, severally and not jointly, represents and warrants to, and agrees with, the Company that it is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act (a “Qualified Institutional Buyer”).
SECTION 3. Additional Covenants. The Company further covenants and agrees with each Initial Purchaser as follows:
(a) Initial Purchasers’ Review of Proposed Amendments and Supplements and Company Additional Written Communications. Until the later of (i) the completion of the placement of the Notes by the Initial Purchasers with the Subsequent Purchasers and (ii) the Closing Date, prior to amending or supplementing the Pricing Disclosure Package or the Final Offering Memorandum, the Company shall furnish to the Representatives for review a copy of each such proposed amendment or supplement, and the Company shall not use any such proposed amendment or supplement to which the Representatives reasonably object. Before making, preparing, using, authorizing, approving or distributing any Company Additional Written Communication, the Company will furnish to the Representatives a copy of such written communication for review and will not make, prepare, use, authorize, approve or distribute any such written communication to which the Representatives reasonably object.

(b) Amendments and Supplements to the Pricing Disclosure Package and the Final Offering Memorandum and Other Securities Act Matters. If, prior to the completion of the placement of the Notes by the Initial Purchasers with the Subsequent Purchasers, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Pricing Disclosure Package or the Final Offering Memorandum in order to make the statements therein, in the light of the circumstances under which they were made, as the case may be, not misleading, or if it is otherwise necessary to amend or supplement the Pricing Disclosure Package or the Final Offering Memorandum to comply with applicable laws, the Company agrees to promptly prepare (subject to Section 3 hereof) and furnish at their own expense to the Initial Purchasers, amendments or supplements to the Pricing Disclosure Package or the Final Offering Memorandum, as the case may be, so that the statements in the Pricing Disclosure Package or the Final Offering Memorandum, as the case may be, as so amended or supplemented will not be, in the light of the circumstances under which they were made, misleading or so that the Pricing Disclosure Package or the Final Offering Memorandum, as amended or supplemented, will comply with applicable laws.
The Company hereby expressly acknowledges that the indemnification and contribution provisions of Sections 8 and 9 hereof are specifically applicable and relate to each offering memorandum, registration statement, prospectus, amendment or supplement referred to in this Section 3.
(c) Copies of the Offering Memorandum. The Company agrees to furnish the Initial Purchasers, without charge, as many copies of the Preliminary Offering Memorandum and the Final Offering Memorandum and any amendments and supplements thereto as they shall have reasonably requested.
(d) Blue Sky Compliance. The Company shall cooperate with the Representatives and counsel for the Initial Purchasers to qualify or register the Notes for sale under (or obtain exemptions from the application of) the state securities or blue sky laws or Canadian provincial securities laws of those jurisdictions designated by the Representatives, shall comply with such laws and shall continue such qualifications, registrations and exemptions in effect so long as required for the distribution of the Notes. The Company shall not be required to qualify as a foreign corporation or to take any action that would subject it to general service of process in any such jurisdiction where it is not presently qualified or where it would be subject to taxation as a foreign corporation. The Company will advise the Representatives promptly of the suspension of the qualification or registration of (or any such exemption relating to) the Notes for offering, sale or trading in any jurisdiction or any initiation or threat of any proceeding for any such purpose, and in the event of the issuance of any order suspending such qualification, registration or exemption, the Company shall use its best efforts to obtain the withdrawal thereof at the earliest possible moment.
(e) Use of Proceeds. The Company shall apply the net proceeds from the sale of the Notes sold by it in the manner described under the caption “Use of Proceeds” in the Pricing Disclosure Package and the Final Offering Memorandum.

(f) The Depositary. The Company will cooperate with the Initial Purchasers and use its best efforts to permit the Notes to be eligible for clearance and settlement through the facilities of the Depositary.
(g) Additional Issuer Information. Prior to the completion of the placement of the Notes by the Initial Purchasers with the Subsequent Purchasers, the Company shall file, on a timely basis, with the Commission all reports and documents required to be filed under Section 13 or 15 of the Exchange Act. Additionally, at any time when the Company is not subject to Section 13 or 15 of the Exchange Act, for the benefit of holders and beneficial owners from time to time of Notes, the Company shall furnish, at its expense, upon request, to holders and beneficial owners of Notes and prospective purchasers of Notes information (“Additional Issuer Information”) satisfying the requirements of subsection d(4) of Rule 144A.
(h) No Integration. The Company agrees that it will not and will not cause its Affiliates to make any offer or sale of securities of the Company of any class if, as a result of the doctrine of “integration” referred to in Rule 502 under the Securities Act, such offer or sale would render invalid (for the purpose of (i) the sale of the Notes by the Company to the Initial Purchasers, (ii) the resale of the Notes by the Initial Purchaser to Subsequent Purchasers or (iii) the resale of the Notes by such Subsequent Purchasers to others) the exemption from the registration requirements of the Securities Act provided by Section 4 thereof or by Rule 144A or by Regulation S thereunder or otherwise.
(i) No Restricted Resales. During the period of one year after the Closing Date, the Company will not, nor will permit any of their respective affiliates (as defined in Rule 144 under the Securities Act) to resell any of the Notes which constitute “restricted securities” under Rule 144 that have been reacquired by any of them.
(j) Legended Notes. Each certificate for a Note will bear the legend contained in “Notice to Investors” in the Pricing Disclosure Package and the Final Offering Memorandum for the time period and upon the other terms stated in the Pricing Disclosure Package and the Final Offering Memorandum.
(k) Agreement Not to Offer or Sell Additional Securities. During the period beginning on the date hereof and ending on the day that is 60 days following the date of the Final Offering Memorandum, the Company will not, without the prior written consent of the Representatives (which consent may be withheld at the sole discretion of the Representatives), directly or indirectly, sell, offer, contract or grant any option to sell, pledge, transfer or establish an open “put equivalent position” within the meaning of Rule 16a-1 under the Exchange Act, or otherwise dispose of or transfer, or announce the offering of, or file any registration statement under the Securities Act in respect of, any debt securities of the Company substantially similar to the Notes or exchangeable for or convertible into debt securities of the Company substantially similar to the Notes (other than as contemplated by this Agreement and to register the Exchange Notes).
(l) Rating of Notes. The Company shall take all commercially reasonable action necessary to enable Standard & Poor’s Rating Services, a division of The McGraw-Hill, Inc. Companies, and Moody’s Investor Services, Inc. to provide their respective credit ratings to the Notes at or prior to the time of their initial issuance.

The Representatives, on behalf of the several Initial Purchasers, may in their sole discretion, waive in writing the performance by the Company of any one or more of the foregoing covenants or extend the time for their performance.
SECTION 4. Payment of Expenses. Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, the Company hereby agrees to pay all costs and expenses incident to the performance of the obligations of the Company hereunder, including the following: (i) the fees, disbursements and expenses of the Company’s counsel and accountants in connection with the offering of the Notes; (ii) all expenses in connection with the preparation and printing of the Operative Documents, Preliminary Offering Memorandum, and the Final Offering Memorandum and amendments and supplements thereto and the mailing and delivering of copies thereof in connection with sale of the Notes; (iii) all expenses incident to the issuance and delivery of the Notes (including all printing and engraving costs); (iv) all necessary issue, transfer and other stamp taxes in connection with the issuance and sale of the Notes to the Initial Purchasers; (v) all expenses in connection with the qualification or registration of the Notes for offering and sale under state securities laws, including the reasonable fees and disbursements of counsel for the Initial Purchasers in connection with such qualification and in connection with the Blue Sky survey; (vi) all fees charged by investment rating agencies for the rating of the Notes; (vii) the cost and charges of the Trustee, including the reasonable fees and disbursements of its counsel; (viii) any filing fees incident to, and any reasonable fees and disbursements of counsel to the Initial Purchasers in connection with the review by the Financial Industry Regulatory Authority, Inc., if any, of the terms of the sale of the Notes or the Exchange Notes; (ix) all fees and expenses (including reasonable fees and expenses of counsel) of the Company in connection with approval of the Notes by the Depository Trust Company for “book-entry” transfer; and (x) all travel expenses of the Company’s officers and employees and any other expenses of the Company incurred in connection with attending or hosting meetings, if any, with prospective purchasers of the Notes which, for the avoidance of doubt, may include (but not be limited to) the chartering of a private plane on which representatives of the Initial Purchasers may accompany the Company’s officers. To the extent the transactions contemplated in this Agreement are not consummated or if this Agreement is terminated, the Company also will pay or cause to be paid the reasonable costs and expenses of the Initial Purchasers, including the fees and disbursements of their counsel, travel expenses and other out-of-pocket expenses.
SECTION 5. Conditions of the Obligations of the Initial Purchasers. The obligations of the several Initial Purchasers to purchase and pay for the Notes as provided herein on the Closing Date shall be subject to the accuracy of the representations and warranties on the part of the Company set forth in Section 1 hereof as of the date hereof and as of the Closing Date as though then made and to the timely performance by the Company of their covenants and other obligations hereunder, and to each of the following additional conditions:
(a) Opinion of U.S. Counsel for the Company. At the Closing Date, you shall have received the opinion of Davis Wright Termaine LLP, special U.S. counsel for the Company, dated the Closing Date, addressed to the Initial Purchasers and substantially in the form attached hereto as Exhibit B-1. In giving such opinion, counsel may state that, insofar as such opinion involves factual matters, they have relied upon certificates of officers of the Company and certificates of public officials.

(b) Opinion of Canadian Counsel for the Company. At the Closing Date, you shall have received the opinion of Sangra Moller LLP, Canadian counsel for the Company, dated the Closing Date, addressed to the Initial Purchasers and in substantially the form attached hereto as Exhibit B-2. In giving such opinion, counsel may state that, insofar as such opinion involves factual matters, they have relied upon certificates of officers of the Company and certificates of public officials.
(c) Opinion of U.S. Counsel for the Initial Purchasers. At the Closing Date, you shall have received the opinion and letter of Latham & Watkins LLP, special U.S. counsel for the Initial Purchasers, dated the Closing Date, addressed to the Initial Purchasers and in form and substance reasonably satisfactory to the Initial Purchasers, covering such matters as are customarily covered in such opinions.
(d) Opinion of Canadian Counsel for the Initial Purchasers. At the Closing Date, you shall have received the opinion of Lawson Lundell LLP, Canadian counsel for the Initial Purchasers, dated the Closing Date, addressed to the Initial Purchasers and in form and substance reasonably satisfactory to the Initial Purchasers, covering such matters as are customarily covered in such opinions.
(e) No Material Adverse Change or Ratings Agency Change. For the period from and after the date of this Agreement and prior to the Closing Date:
(i) in the judgment of the Representatives, there shall not have occurred any Material Adverse Change; and
(ii) there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded any Securities of the Company by any “nationally recognized statistical rating organization” as such term is defined for purposes of Rule 436(g)(2) under the Securities Act.
(f) Officers’ Certificate. At the Closing Date, you shall have received a certificate of the Chief Executive Officer and President and the Chief Financial Officer of the Company in their capacities as officers of the Company and not in their personal capacities, dated as of the Closing Date, to the effect set forth in subsection (f) of this Section 5, and further to the effect that:
(i) the representations and warranties of the Company set forth in Section 1 hereof are accurate as of the date hereof and as of the Closing Date (or such other date as may be specified) with the same force and effect as though expressly made on such date; and

(ii) as of the Closing Date, the obligations of the Company to be performed or complied with hereunder on or prior thereto have been duly performed or complied with.
(g) Officer’s Certificate. On the date hereof, you shall have received a certificate of the Chief Financial Officer of the Company in his capacity as an officer of the Company and not in his personal capacity, dated as of the date hereof, to the effect that:
(i) he has reviewed the circled information contained in an exhibit attached thereto (the “Circled Information”), which is included in the Pricing Disclosure Package. The Circled Information is (i) derived from (A) the Company’s audited financial statements as audited by Deloitte & Touche, which has not withdrawn its prior opinions with respect thereto, or (B) accounting records, (ii) prepared on a basis substantially consistent with the audited financial data included in the Pricing Disclosure Package under the headings “Selected Historical Financial Information for the Restricted Group,” “Selected Historical Consolidated Financial Information” and “Selected Financial Data” and (iii) true, correct and complete in all material respects.
(h) Accountants’ Comfort Letter. On the date hereof and at the Closing Date, you shall have received a comfort letter in respect of the Pricing Disclosure Package and the Final Offering Memorandum Prospectus from PricewaterhouseCoopers LLP, independent registered public accountants for the Company, dated as of the date hereof and as of the Closing Date, addressed to the Initial Purchasers and in form and substance reasonably satisfactory to the Initial Purchasers containing statements and information of the type ordinarily included in accountants’ “comfort letters” to Initial Purchasers with respect to the financial statements and certain financial information contained or incorporated by reference in the Pricing Disclosure Package and the Final Offering Memorandum.
(i) Indenture. The Company and the Trustee shall have entered into the Indenture, and the Representatives shall have received an executed copy thereof.
(j) Registration Rights Agreement. The Company shall have entered into the Registration Rights Agreement and the Representatives shall have received executed counterparts thereof.
(k) Additional Documents. The Company shall have furnished the Initial Purchasers and counsel to the Initial Purchasers with such other certificates, opinions or other documents as they may have reasonably requested.
The Representatives may in their sole discretion waive compliance with any conditions to their obligations hereunder. If any condition specified in this Section 5 is not satisfied when and as required to be satisfied, this Agreement may be terminated by the Representatives by notice to the Company at any time on or prior to the Closing Date, which termination shall be without liability on the part of any party to any other party, except that Section 4, Section 6, Section 8 and Section 9 shall at all times be effective and shall survive such termination.

SECTION 6. Reimbursement of Initial Purchasers’ Expenses. If this Agreement is terminated by the Representatives pursuant to Section 5 or Section 10, or if the sale to the Initial Purchasers of the Notes on the Closing Date is not consummated because of any refusal, inability or failure on the part of the Company to perform any agreement herein or to comply with any provision hereof, the Company agrees to reimburse the Initial Purchasers, severally, upon demand, for all out-of-pocket expenses that shall have been reasonably incurred by the Initial Purchasers in connection with the proposed purchase and the offering and sale of the Notes, including but not limited to fees and disbursements of counsel, printing expenses, travel expenses, postage, facsimile and telephone charges.
SECTION 7. Offer, Sale and Resale Procedures. Each of the Initial Purchasers, on the one hand, and the Company, on the other hand, hereby establish and agree to observe the following procedures in connection with the offer and sale of the Notes:
(A) Offers and sales of the Notes will be made only by the Initial Purchasers or Affiliates thereof qualified to do so in the jurisdictions in which such offers or sales are made. Each such offer or sale shall only be made to persons whom the offeror or seller reasonably believes to be qualified institutional buyers (as defined in Rule 144A under the Securities Act), or non-U.S. persons outside the United States to whom the offeror or seller reasonably believes offers and sales of the Notes may be made in reliance upon Regulation S under the Securities Act, upon the terms and conditions set forth in Annex I hereto, which Annex I is hereby expressly made a part hereof.
(B) The Notes will be offered by approaching prospective Subsequent Purchasers on an individual basis. No general solicitation or general advertising (within the meaning of Rule 502 under the Securities Act) will be used in the United States in connection with the offering of the Notes.
(C) Upon original issuance by the Company, and until such time as the same is no longer required under the applicable requirements of the Securities Act, the Notes (and all Notes issued in exchange therefor or in substitution thereof, other than the Exchange Notes) shall bear the legend set forth in the Pricing Disclosure Package and the Final Offering Memorandum under the caption “Notice to Investors.”
Following the sale of the Notes by the Initial Purchasers to Subsequent Purchasers pursuant and subject to the terms hereof, the Initial Purchasers shall not be liable or responsible to the Company for any losses, damages or liabilities suffered or incurred by the Company, including any losses, damages or liabilities under the Securities Act, arising from or relating to any resale or transfer of any Note.

SECTION 8. Indemnification.
(a) Indemnification of the Initial Purchasers. The Company agrees to indemnify and hold harmless each Initial Purchaser, its directors, officers, employees and agents and each person, if any, who controls any Initial Purchaser within the meaning of the Securities Act and the Exchange Act against any loss, claim, damage, liability or expense, as incurred, to which such Initial Purchaser or such officer, employee or controlling person may become subject, under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of the Company), insofar as such loss, claim, damage, liability or expense (or actions in respect thereof as contemplated below) arises out of or is based: (i) upon any untrue statement or alleged untrue statement of a material fact contained in the Pricing Disclosure Package, any Company Additional Written Information or the Final Offering Memorandum (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; or (ii) in whole or in part upon any inaccuracy in the representations and warranties of the Company contained herein; or (iii) in whole or in part upon any failure of the Company to perform its obligations hereunder or under law; or (iv) any act or failure to act or any alleged act or failure to act by any Initial Purchaser in connection with, or relating in any manner to, the offering contemplated hereby, and which is included as part of or referred to in any loss, claim, damage, liability or action arising out of or based upon any matter covered by clause (i) above, provided that the Company shall not be liable under this clause (iv) to the extent that a court of competent jurisdiction shall have determined by a final judgment that such loss, claim, damage, liability or action resulted directly from any such acts or failures to act undertaken or omitted to be taken by such Initial Purchaser through its gross negligence or willful misconduct; and to reimburse each Initial Purchaser, its officers, directors, employees, agents and each such controlling person for any and all expenses (including the fees and disbursements of counsel chosen by RBC Capital Markets, LLC) as such expenses are reasonably incurred by such Initial Purchaser or its officers, directors, employees, agents or such controlling person in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action; provided, however, that the foregoing indemnity agreement shall not apply to any loss, claim, damage, liability or expense to the extent, but only to the extent, arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Company by the Representatives expressly for use in the Pricing Disclosure Package, any Company Additional Written Information or the Final Offering Memorandum (or any amendment or supplement thereto). The Company hereby acknowledges that the only information that the Initial Purchasers through the Representatives have furnished to the Company expressly for use in the Pricing Disclosure Package, any Company Additional Written Information or the Final Offering Memorandum (or any amendment or supplement thereto) are the statements set forth in the eighth paragraph, concerning stabilization and penalty bids by the Initial Purchasers, under the caption “Plan of Distribution” in the Pricing Disclosure Package and the Final Offering Memorandum; and the Initial Purchasers confirm that such statements are correct. The indemnity agreement set forth in this Section 8(a) shall be in addition to any liabilities that the Company may otherwise have.

(b) Indemnification of the Company and its Directors and Officers. Each Initial Purchaser agrees, severally and not jointly, to indemnify and hold harmless the Company and its directors and each person, if any, who controls the Company within the meaning of the Securities Act or the Exchange Act, against any loss, claim, damage, liability or expense, as incurred, to which the Company or any such director, or controlling person may become subject, under the Securities Act, the Exchange Act, or other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of such Initial Purchaser), insofar as such loss, claim, damage, liability or expense (or actions in respect thereof as contemplated below) arises out of or is based upon any untrue or alleged untrue statement of a material fact contained in the Pricing Disclosure Package, any Company Additional Written Information or the Final Offering Memorandum (or any amendment or supplement thereto), or arises out of or is based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, and only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Pricing Disclosure Package, any Company Additional Written Information or the Final Offering Memorandum (or any amendment or supplement thereto), in reliance upon and in conformity with written information furnished to the Company by the Representatives expressly for use therein; and to reimburse the Company or any such director or controlling person for any legal and other expenses reasonably incurred by the Company or any such director or controlling person in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action. The indemnity agreement set forth in this Section 8(b) shall be in addition to any liabilities that each Initial Purchaser may otherwise have.
(c) Notifications and Other Indemnification Procedures. Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 8, notify the indemnifying party in writing of the commencement thereof, but the failure to so notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. In case any such action is brought against any indemnified party and such indemnified party seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in, and, to the extent that it shall elect, jointly with all other indemnifying parties similarly notified, by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that a conflict may arise between the positions of the indemnifying party and the indemnified party in conducting the defense of any such action or that there may be legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of such indemnifying party’s election so to assume the defense of such action and approval by the indemnified party of counsel, which such approval shall not be unreasonably withheld, the indemnifying party will not be liable to such indemnified party under this Section 8 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in accordance with the proviso to the preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (other than local counsel), reasonably approved by the indemnifying party (or by RBC Capital Markets, LLC in the case of Section 8(b)), representing the indemnified parties who are parties to such action) or (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action, in each of which cases the fees and expenses of counsel shall be at the expense of the indemnifying party.

(d) Settlements. The indemnifying party under this Section 8 shall not be liable for any settlement of any proceeding effected without its written consent, which shall not be withheld unreasonably, but if settled with such consent or if there is a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party against any loss, claim, damage, liability or expense by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by Section 8(a) and (b) hereof, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement, compromise or consent to the entry of judgment in any pending or threatened action, suit or proceeding in respect of which any indemnified party is or could have been a party and indemnity was or could have been sought hereunder by such indemnified party, unless such settlement, compromise or consent (x) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such action, suit or proceeding and (y) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.
SECTION 9. Contribution. If the indemnification provided for in Section 8 is for any reason held to be unavailable to or otherwise insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount paid or payable by such indemnified party, as incurred, as a result of any losses, claims, damages, liabilities or expenses referred to therein (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Initial Purchasers, on the other hand, from the offering of the Notes pursuant to this Agreement or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company, on the one hand, and the Initial Purchasers, on the other hand, in connection with the statements or omissions or inaccuracies in the representations and warranties herein which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative benefits received by the Company, on the one hand, and the Initial Purchasers, on the other hand, in connection with the offering of the Notes pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Notes pursuant to this Agreement (before deducting expenses) received by the Company, and the total discount received by the Initial Purchasers bear to the aggregate initial offering price of the Notes. The relative fault of the Company, on the one hand, and the Initial Purchasers, on the other hand, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact or any such inaccurate or alleged inaccurate representation or warranty relates to information supplied by the Company, on the one hand, or the Initial Purchasers, on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission or inaccuracy.

The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 8, any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim. The provisions set forth in Section 8 with respect to notice of commencement of any action shall apply if a claim for contribution is to be made under this Section 9; provided, however, that no additional notice shall be required with respect to any action for which notice has been given under Section 8 for purposes of indemnification.
The Company and the Initial Purchasers agree that it would not be just and equitable if contribution pursuant to this Section 9 were determined by pro rata allocation (even if the Initial purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 9.
Notwithstanding the provisions of this Section 9, no Initial Purchaser shall be required to contribute any amount in excess of the discount received by such Initial Purchaser in connection with the Notes distributed by it. No person guilty of fraudulent misrepresentation (within the meaning of Section 11 of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Initial Purchasers’ obligations to contribute pursuant to this Section 9 are several, and not joint, in proportion to their respective commitments as set forth opposite their names in Schedule A. For purposes of this Section 9, each director, officer and employee of an Initial Purchaser and each person, if any, who controls an Initial Purchaser within the meaning of the Securities Act and the Exchange Act shall have the same rights to contribution as such Initial Purchaser, and each director of the Company and each person, if any, who controls the Company within the meaning of the Securities Act and the Exchange Act shall have the same rights to contribution as the Company.
SECTION 10. Termination of this Agreement. The Representatives shall be entitled, in their absolute discretion, to terminate, without liability, the obligations of the Initial Purchasers under this Agreement by giving written notice to that effect to the Company at or prior to the Closing Date if: (i) trading in the Company’s securities on the Nasdaq Global Market or the Toronto Stock Exchange (the “TSX”) has been suspended or made subject to material limitations; (ii) trading on the New York Stock Exchange, on the Nasdaq Global Market or on the TSX shall have been suspended or been made subject to material limitations, or minimum or maximum prices for trading shall have been fixed, or maximum ranges for prices for securities shall have been required, on the New York Stock Exchange or on the Nasdaq National Market or the TSX or by order of the Commission, FINRA or any other governmental authority having jurisdiction; (iii) a banking moratorium has been declared by a state, provincial or federal authority in the United States, Germany or Canada; (iv) there has occurred any outbreak or escalation of hostilities or declaration of war, national emergency, act of terrorism or other national or international calamity or crisis or change in economic, financial or political conditions if the effect of such outbreak, escalation, declaration, emergency, calamity, crisis or change on the financial markets of the United States, Germany or Canada, or on the business of the Company and its subsidiaries taken as a whole, makes it impracticable or inadvisable to proceed with the offering, sale and delivery of the Notes on the terms contemplated by the Pricing Disclosure Package and the Final Offering Memorandum (exclusive of any supplement thereto); or (v) in relation to the Company or the Notes, any inquiry, investigation or other proceeding is commenced, threatened or announced or any order or ruling is issued by any officer of such exchange or market, or by the Commission, any of the Canadian Securities Commissions or any other regulatory authority in Canada or the United States, or if any law or regulation under or pursuant to any statute of Canada or of any province thereof or of the United States or any state or territory thereof is promulgated or changed which, in the opinion of the Representative, operates to prevent or materially restrict trading in or the distribution of the Notes in the United States; or (vi) in the judgment of the Representatives there shall have occurred any Material Adverse Change. Any termination pursuant to this Section 10 shall be without liability on the part of (i) the Company to any Initial Purchaser, except that the Company shall be obligated to reimburse the expenses of the Representatives and the Initial Purchasers pursuant to Sections 4 and 6 hereof, (ii) any Initial Purchaser to the Company, or (iii) any party hereto to any other party except that the provisions of Section 8 and Section 9 shall at all times be effective and shall survive such termination.
SECTION 11. Representations and Indemnities to Survive Delivery. The respective indemnities, agreements, representations, warranties and other statements of the Company, of its officers and of the several Initial Purchasers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of any Initial Purchaser or the Company or any of their respective partners, officers or directors or any controlling person, as the case may be, and will survive delivery of and payment for the Notes sold hereunder and any termination of this Agreement.
SECTION 12. Notices. All communications hereunder shall be in writing and shall be mailed, hand delivered or telecopied and confirmed to the parties hereto as follows:
If to the Initial Purchasers:
RBC Capital Markets, LLC
Three World Financial Center
200 Vesey Street, 9th Floor
New York, NY 10281
Facsimile: 212-858-7158
Attention: High Yield Capital Markets
Credit Suisse Securities (USA) LLC
Eleven Madison Avenue
New York, NY 10010 -3629
Attention: LCD-IBD

with copies to:
Latham & Watkins LLP
355 South Grand Avenue
Los Angeles, CA 90071
Facsimile: 213-891-8763
Attention: Mark A. Stegemoeller
Lawson Lundell LLP
1600 Cathedral Place,
925 West Georgia Street
Vancouver, British Columbia
Canada V6C 3L2
Facsimile: (604) 669-1620
Attention: Stephen Cooper
If to the Company:
Mercer International Inc.
Suite 2840, 650 West Georgia Street
Vancouver, British Columbia
Canada V6B 4N8
Facsimile: (604) 684-1094
Attention: Chief Financial Officer
with a copy to:
Sangra Moller LLP
Barristers & Solicitors
1000 Cathedral Place
925 West Georgia Street
Vancouver, British Columbia
Canada V6C 3L2
Facsimile: (604) 669-8803
Attention: Harjit Sangra
Any party hereto may change the address for receipt of communications by giving written notice to the others.
SECTION 13. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto, including any substitute Initial Purchaser or Initial Purchasers pursuant to Section 18 hereof, and to the benefit of the employees, officers and directors and controlling persons referred to in Section 8 and Section 9, and in each case their respective successors, and no other person will have any right or obligation hereunder. The term “successors” shall not include any purchaser of the Notes as such from any of the Initial Purchasers merely by reason of such purchase.

SECTION 14. Partial Unenforceability. The invalidity or unenforceability of any Section, paragraph or provision of this Agreement shall not affect the validity or enforceability of any other Section, paragraph or provision hereof. If any Section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.
SECTION 15. Governing Law Provisions. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SUCH STATE.
(a) Consent to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby (“Related Proceedings”) may be instituted in the federal courts of the United States of America located in the City and County of New York or the courts of the State of New York in each case located in the City and County of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the non-exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court (a “Related Judgment”), as to which such jurisdiction is non-exclusive) of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum.
SECTION 16. Default of One or More of the Several Initial Purchasers. If any one or more of the several Initial Purchasers shall fail or refuse to purchase Notes that it or they have agreed to purchase hereunder on the Closing Date, and the aggregate number of Notes which such defaulting Initial Purchaser or Initial Purchasers agreed but failed or refused to purchase does not exceed 10% of the aggregate number of the Notes to be purchased on such date, the other Initial Purchasers shall be obligated, severally, in the proportions that the number of Notes set forth opposite their respective names on Schedule A bears to the aggregate number of Notes set forth opposite the names of all such non-defaulting Initial Purchasers, or in such other proportions as may be specified by the Initial Purchasers with the consent of the non-defaulting Initial Purchasers, to purchase the Notes which such defaulting Initial Purchaser or Initial Purchasers agreed but failed or refused to purchase on the Closing Date. If any one or more of the Initial Purchasers shall fail or refuse to purchase Notes and the aggregate number of Notes with respect to which such default occurs exceeds 10% of the aggregate number of Notes to be purchased on the Closing Date, and arrangements satisfactory to the Initial Purchasers and the Company for the purchase of such Notes are not made within 48 hours after such default, this Agreement shall terminate without liability of any party to any other party except that the provisions of Sections 4, 6, 8 and 9 hereof shall at all times be effective and shall survive such termination. In any such case either the Initial Purchasers or the Company shall have the right to postpone the Closing Date, as the case may be, but in no event for longer than seven days in order that the required changes, if any, to the Final Offering Memorandum or any other documents or arrangements may be effected.

As used in this Agreement, the term “Initial Purchaser” shall be deemed to include any person substituted for a defaulting Initial Purchaser under this Section 16. Any action taken under this Section 16 shall not relieve any defaulting Initial Purchaser from liability in respect of any default of such Initial Purchaser under this Agreement.
SECTION 17. No Fiduciary Duty. The Company hereby acknowledges that each Initial Purchaser is acting solely as an initial purchaser in connection with the purchase and sale of the Notes. The Company further acknowledges that each Initial Purchaser is acting pursuant to a contractual relationship created solely by this Agreement entered into on an arm’s length basis and in no event do the parties intend that any Initial Purchaser act or be responsible as a fiduciary to the Company, its management, stockholders, creditors or any other person in connection with any activity that any Initial Purchaser may undertake or has undertaken in furtherance of the purchase and sale of the Notes, either before or after the date hereof. Each Initial Purchaser hereby expressly disclaims any fiduciary or similar obligations to the Company, either in connection with the transactions contemplated by this Agreement or any matters leading up to such transactions, and the Company hereby confirms its understanding and agreement to that effect. The Company and the Initial Purchasers agree that they are each responsible for making their own independent judgments with respect to any such transactions, and that any opinions or views expressed by an Initial Purchaser to the Company regarding such transactions, including but not limited to any opinions or views with respect to the price or market for the Notes, do not constitute advice or recommendations to the Company. The Company hereby waives and releases, to the fullest extent permitted by law, any claims that the Company may have against each Initial Purchaser with respect to any breach or alleged breach of any fiduciary or similar duty to the Company in connection with the transactions contemplated by this Agreement or any matters leading up to such transactions.
SECTION 18. General Provisions. This Agreement constitutes the entire agreement of the parties to this Agreement and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof. This Agreement may be executed in two or more counterparts, each one of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement may not be amended or modified unless in writing by all of the parties hereto, and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit. The section headings herein are for the convenience of the parties only and shall not affect the construction or interpretation of this Agreement.

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Company the enclosed copies hereof, whereupon this instrument, along with all counterparts hereof, shall become a binding agreement in accordance with its terms.

Very truly yours, Mercer International Inc.
By:	/s/ David Gandossi
	Name:	David Gandossi
	Title:	Chief Financial Officer

The foregoing Purchase Agreement is hereby confirmed and accepted by the Initial Purchaser as of the date first above written.

RBC Capital Markets, LLC Credit Suisse Securities (USA) LLC

By: RBC Capital Markets, LLC

By:	/s/ David Capaldi Name: David Capaldi Title: Managing Director

By: Credit Suisse Securities (USA) LLC

By:	/s/ Kirill Novikov Name: Kirill Novikov Title: Director
Acting on behalf of themselves and on behalf of the several Initial Purchasers named on Schedule A hereto

SCHEDULE A

Aggregate
Principal
Amount of
Notes to be
Initial Purchaser	Purchased

RBC Capital Markets, LLC	$135,000,000
Credit Suisse Securities (USA) LLC	135,000,000
Barclays Capital Inc.	15,000,000
Macquarie Capital (USA) Inc	15,000,000

Total	$300,000,000

Schedule A

EXHIBIT A
Pricing Term Sheet
This pricing term sheet is qualified in its entirety by reference to the Preliminary Offering Memorandum of Mercer International Inc., dated November 4, 2010. The information in this pricing term sheet supplements the Preliminary Offering Memorandum and supersedes the information in the Preliminary Offering Memorandum to the extent it is inconsistent with the information in the Preliminary Offering Memorandum.

Issuer:	Mercer International Inc.

Security Description:	Senior Notes
Distribution:	144A/Reg S w/ Registration Rights
Face:	US$300,000,000
Gross Proceeds:	US$300,000,000

Coupon:	9.500%
Maturity:	December 1, 2017

Offering Price:	100.000% plus accrued interest, if any, from November 17, 2010.
Yield to Maturity:	9.500%
Spread to Treasury:	+766 basis points
Benchmark:	1.875% UST due October 31, 2017

Interest Payment Dates:	June 1 and December 1
Commencing:	June 1, 2011
Record Dates:	May 15 and November 15
Optional Redemption:	From and after December 1, 2014, callable, on and after the following dates, and at the following prices:

Date	Price
12/1/2014	104.750%
12/1/2015	102.375%
12/1/2016 and thereafter	100.000%

Equity Clawback:	Redeem until December 1, 2013 at 109.500% for up to 35%

Change of Control:.	Putable at 101% of principal, plus accrued and unpaid interest, if any, to the date of purchase.

Trade Date:	November 10, 2010
Settlement Date:	November 17, 2010 (T+4)

CUSIP Numbers:	144A: 588056 AL5
Reg S: U58839 AB4

ISIN Numbers:	144A: US588056AL51
Reg S: USU58839AB47

Min. Allocation:	$2,000
Increments:	$1,000

Joint Book-Runners:	RBC Capital Markets, LLC
Credit Suisse Securities (USA) LLC
Co-Managers:	Barclays Capital Inc.
Macquarie Capital (USA) Inc.
Exhibit A

Tender Offer
On November 2, 2010, Mercer International Inc. launched a tender offer and consent solicitation to purchase any and all of its outstanding 9.25% Senior Notes due 2013 (“2013 Notes”), referred to as the “Tender Offer.” The settlement date in respect of any 2013 Notes that are validly tendered and not withdrawn at or prior to 5:00 p.m., New York City time, on November 16, 2010 (the “Consent Date”) is expected to be on or about November 17, 2010 and the settlement date in respect of any 2013 Notes that are validly tendered and not withdrawn after the Consent Date, but at or prior to the expiration of the Tender Offer, is expected to be on or about December 2, 2010. As at the date of the Tender Offer, there were $310 million in aggregate principal amount of 2013 Senior Notes outstanding. If less than all of the 2013 Senior Notes are purchased in the Tender Offer, Mercer International Inc. may redeem, defease or satisfy and discharge any remaining outstanding 2013 Notes at its own discretion in accordance with the terms of the 2013 Notes. The Tender Offer is subject to, among other things, the completion of this offering.
Delivery of the notes will be made to investors on or about November 17, 2010, which will be the fourth business day following the date of this pricing term sheet (such settlement being referred to as T+4). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+4, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.
This communication is for informational purposes only and does not constitute an offer to sell, or a solicitation of an offer to buy, any security, nor shall there be any sale of the notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful. No offer to buy securities described herein can be accepted, and no part of the purchase price thereof can be received, unless the person making such investment decision has received and reviewed the information contained in the Preliminary Offering Memorandum, including the documents incorporated by reference therein (except to the extent superseded by information in the Preliminary Offering Memorandum), in making their investment decisions. This communication is not intended to be a confirmation as required under Rule 10b-10 of the Securities Exchange Act of 1934. A formal confirmation will be delivered to you separately. The notes will be offered and sold to qualified institutional buyers in the United States in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Act”), and to persons in offshore transactions in reliance on Regulation S under the Act. The notes have not been registered under the Securities Act or any state securities laws, and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from the registration requirements.
Exhibit A

EXHIBIT B-1
Form of Opinion of Davis Wright Tremaine LLP

C-1	The Company is a corporation validly existing under the laws of the State of Washington.

C-2	The Company has all necessary corporate power and authority to conduct its business as described in the Pricing Disclosure Package and the Final Offering Memorandum, to offer, issue and sell the Notes and to perform its obligations under the Operative Documents.

C-3	The Company has an authorized capitalization as set forth under the caption “Capitalization” in the Pricing Disclosure Package and the Final Offering Memorandum; the Notes conform in all material respects to the description thereof contained in the Pricing Disclosure Package and the Final Offering Memorandum; and the Global Securities are in due and proper form.

C-4	The Purchase Agreement has been duly authorized by all necessary action on the part of the Company, and has been duly executed and delivered on behalf of the Company.

C-5	The Indenture has been duly authorized by all necessary action on the part of the Company, has been duly executed and delivered on behalf of the Company, and assuming the due authorization, execution and delivery of the Indenture by the Trustee, is the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

C-6	The Notes have been duly authorized by all necessary action on the part of the Company and have been executed and delivered on behalf of the Company for issuance and sale to the Initial Purchasers pursuant to the Purchase Agreement and, when issued and authenticated in accordance with the terms of the Indenture and delivered against payment therefor in accordance with the terms thereof and of the Purchase Agreement, assuming the due authorization, execution and delivery of the Indenture by the Trustee, will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture.

C-7	The Registration Rights Agreement has been duly authorized by all necessary action on the part of the Company, has been duly executed and delivered on behalf of the Company, and is the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

C-8	The execution, delivery, and performance of the Operative Documents, and the issuance and sale of the Notes in compliance with the terms and provisions thereof by the Company, do not violate (i) any provision of the Articles of Incorporation or By-laws of the Company, or (ii) any federal, Washington or New York statute, rule or regulation generally applicable to transactions such as those contemplated by the Operative Documents.
Exhibit B-1

C-9	The Exchange Notes, as defined in the Registration Rights Agreement, have been duly authorized by the Company.

C-10	The issuance of the Notes or the Exchange Notes by the Company will not require approval of the shareholders of the Company under the laws of the State of Washington.

C-11	No consent, approval, authorization, order, registration, filing or qualification of or with any court or any public, governmental, or regulatory agency or body having jurisdiction over the Company or any of its properties or assets is required under any law or regulation of the United States or of the State of Washington for the execution, delivery and performance of the Operative Documents or the issuance and sale of the Notes by the Company, except for (1) such as may be required under state securities or Blue Sky laws or as may be required by FINRA in connection with the purchase and distribution of the Notes by the Initial Purchasers (as to which such counsel expresses no opinion) and (2) such as may be required under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended or the Trust Indenture Act of 1939, as amended (other than as set forth in Opinion C-14 below).

C-12	Subject to the exclusions, qualifications and assumptions described therein, the statements under the caption “Certain U.S. Federal Income Tax Considerations” in the Pricing Disclosure Package and the Final Offering Memorandum, which have been prepared or reviewed by us, to the extent they constitute matters of United States law or legal conclusions with respect thereto, are an accurate and fair general discussion of the matters set forth therein.

C13	The Company is not, and will not become, as a result of the consummation of the transactions contemplated by the Purchase Agreement, and application of the net proceeds therefrom as described in the Pricing Disclosure Package and the Final Offering Memorandum, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

C-14	No registration of the Notes under the Securities Act of 1933, as amended, and no qualification of the Indenture under the Trust Indenture Act of 1939, as amended, is required for the purchase of the Notes by you or the initial resale of the Notes by you, in each case, in the manner contemplated by the Purchase Agreement and the Pricing Disclosure Package and the Final Offering Memorandum. We express no opinion, however, as to when or under what circumstances any Notes initially sold by you may be reoffered or resold.
Exhibit B-1

EXHIBIT B-2
Form of Opinion of Sangra Moller LLP
1. To such counsel’s knowledge and other than as set forth or incorporated by reference in the Pricing Disclosure Package and the Final Offering Memorandum, there are no legal or governmental proceedings pending to which the Company or any of its subsidiaries is a party or of which any property of the Company or any of its subsidiaries is the subject that is likely to, individually or in the aggregate, have a Material Adverse Effect; and, to such counsel’s knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.
2. To such counsel’s knowledge, the execution, delivery and performance of the Operative Documents and the consummation of the transactions contemplated thereby by the Company do not and will not (A) conflict with or result in a breach of any of the terms and provisions of, or constitute a default (or an event which with notice or lapse of time, or both, would constitute a default) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, any indenture, mortgage, deed of trust, loan agreement or any other agreement, instrument, franchise, license or permit listed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and the Company’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2010, June 30, 2010 and September 30, 2010 to which the Company or any of its subsidiaries may be bound, or (B) violate or conflict with any applicable laws of the Province of British Columbia or the federal laws of Canada applicable therein, or any judgment, decree, order, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over the Company or any of its significant subsidiaries or any of their respective properties or assets. For purposes of this opinion, counsel may assume that all courts of competent jurisdiction would enforce agreements and orders not expressly governed by Canadian law as written but would apply the laws of the Province of British Columbia.
3. The statements set forth in the Pricing Disclosure Package and the Final Offering Memorandum under the caption “Description of Notes,” insofar as it purports to constitute a summary of the Notes, and under the captions “Description of Other Indebtedness” and “Summary—Tender Offer” insofar as they purport to describe the provision of the laws and documents referenced therein, are accurate summaries in all material respects.
In addition, such opinion shall also contain a statement that such counsel has participated in conferences with officers and representatives of the Company, representatives of the independent registered public accountants for the Company and the Initial Purchasers at which the contents of the Pricing Disclosure Package and the Final Offering Memorandum and related matters were discussed and, as a result of such participation, (relying with respect to factual matters to the extent such counsel deemed appropriate upon statements by officers of the Company) no facts have come to the attention of such counsel that cause such counsel to believe that the Pricing Disclosure Package and the Final Offering Memorandum, as of its date (or any amendment thereof or supplement thereto made prior to the Closing Date as of the date of such amendment or supplement) and as of the Closing Date, contained or contains an untrue statement of a material fact or omitted or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (it being understood that such counsel need express no belief or opinion with respect to the financial statements, schedules, or other financial or accounting data included or incorporated by reference therein or omitted therefrom).
Exhibit B-2

ANNEX I
Resale Pursuant to Regulation S or Rule 144A. The Initial Purchaser understands that:
Each Initial Purchaser agrees that it has not offered or sold and will not offer or sell the Notes in the United States or to, or for the benefit or account of, a U.S. Person (other than a distributor), in each case, as defined in Rule 902 under the Securities Act (i) as part of its distribution at any time and (ii) otherwise until 40 days after the later of the commencement of the offering of the Notes pursuant hereto and the Closing Date, other than in accordance with Regulation S of the Securities Act or another exemption from the registration requirements of the Securities Act. Each Initial Purchaser agrees that, during such 40-day restricted period, it will not cause any advertisement with respect to the Notes (including any “tombstone” advertisement) to be published in any newspaper or periodical or posted in any public place and will not issue any circular relating to the Notes, except such advertisements as are permitted by and include the statements required by Regulation S.
Each Initial Purchaser agrees that, at or prior to confirmation of a sale of Notes by it to any distributor, dealer or person receiving a selling concession, fee or other remuneration during the 40-day restricted period referred to in Rule 903 under the Securities Act, it will send to such distributor, dealer or person receiving a selling concession, fee or other remuneration a confirmation or notice to substantially the following effect:
“The Notes covered hereby have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and may not be offered and sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of your distribution at any time or (ii) otherwise until 40 days after the later of the date the Notes were first offered to persons other than “distributors” (as defined in Regulation S) in reliance upon Regulation S and the Closing Date, except in either case in accordance with Regulation S under the Securities Act (or Rule 144A or to Accredited Institutions in transactions that are exempt from the registration requirements of the Securities Act), and in connection with any subsequent sale by you of the Notes covered hereby in reliance on Regulation S during the period referred to above to any distributor, dealer or person receiving a selling concession, fee or other remuneration, you must deliver a notice to substantially the foregoing effect. Terms used above have the meanings assigned to them in Regulation S.”
Annex I